Exhibit 16.1

April 17, 2024

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Charlie’s Holdings, Inc. (the “registrant”) under Item 4.01 of its Form 8-K dated April 17, 2024 and are in agreement with the statements therein concerning Mazars USA LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Mazars USA LLP

Fort Washington, PA